EXHIBIT 4.1

THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUED UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR APPLICABLE STATE SECURITIES LAWS.

AMERICAN TELECOM SERVICES, INC.

WARRANT TO PURCHASE

____________ SHARES

OF COMMON STOCK

(Void after January 30, 2012)

No: PP-

This certifies that for value, ________________________, or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, at any time from and after January 30, 2007 (the “Original Issue Date”) and before 5:00 p.m., Eastern Time, on January 30, 2012 (the “Expiration Date”), to purchase from American Telecom Services, Inc., a Delaware corporation (the “Corporation”), __________________________ (__________) shares of Common Stock (as defined in Section 22 below) of the Corporation, upon surrender hereof, at the Principal Office of the Corporation referred to below, with a duly executed subscription form in the form attached hereto as Exhibit A and simultaneous payment therefor in lawful, immediately available money of the United States or otherwise as hereinafter provided, at an initial exercise price per share of $4.25 (the “Purchase Price”). The Purchase Price and the number of shares of Common Stock issuable upon exercise of this Warrant are subject to further adjustment as provided in Section 4 below. The term “Warrant,” as used herein, shall mean this Warrant and any other Warrants delivered in substitution or exchange therefor as provided herein.

This Warrant is one of a series (collectively the “Warrants”) issued in connection with the Corporation’s sale of its Series A 8% Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) to “accredited investors” pursuant to Subscription Agreements (the “Offering”).

1. Exercise. This Warrant may be exercised at any time or from time to time from and after the Original Issue Date and before the Expiration Date on any business day (an “Exercise Date”), for the full number of shares of Common Stock called for hereby, by surrendering it at the principal office of the Corporation, at 2406 Peck Road, City of Industry, California 90601 (the “Principal Office”), with the subscription form duly executed, together with payment in an amount equal to (a) the number of shares of Common Stock called for hereby, multiplied (b) by the Purchase Price. Payment of the Purchase Price may be made at Holder’s choosing either: (1) by payment in immediately available funds; or (2) in lieu of any cash payment, in exchange for the number of shares of Common Stock equal to the product of (x) the number of shares for which the Warrant is being exercised multiplied by (y) a fraction, the numerator of which is the Purchase Price and the denominator of which is the Fair Market Value (as defined below). This Warrant may be exercised for less than the full number of shares of Common Stock at the time called for hereby, in which case the number of shares receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced. Upon a partial exercise of this Warrant in accordance with the terms hereof, this Warrant shall be surrendered, and a new Warrant of the same tenor and for the purchase of the number of such shares not purchased upon such exercise shall be issued by the Corporation to the Holder without any charge therefor. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date and the Person(s) (as defined in Section 22) entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Within two (2) business days after such date, the Corporation shall issue and deliver to the Person(s) entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise (with such whole number of shares being determined taking into consideration any other Warrants being simultaneously exercised by such Holder), together with cash, in lieu of any fraction of a share, equal to such fraction of the then Fair Market Value of one full share of Common Stock as of the Exercise Date. “Fair Market Value” as used in this Section 1 shall mean the Closing Sales Price of the Common Stock on the Trading Date immediately preceding any Exercise Date (as such each of such terms is defined in Section 22 below). Notwithstanding anything to the contrary contained in this Warrant, under no circumstances shall the Corporation be required to net cash settle the exercise of this Warrant.

2. Shares Fully Paid; Payment of Taxes. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable.

3. Transfer and Exchange. (a) Neither this Warrant nor the shares of Common Stock to be issued upon exercise hereof (the “Warrant Shares”) have been registered under the Act or any Blue Sky Laws (as such terms are defined in Section 22 below). This Warrant has been acquired, and the Warrant Shares, when issued, shall have been acquired, for investment purposes and not with a view to distribution or resale and may not be pledged, hypothecated, sold, made subject to a security interest, or otherwise transferred without: (i) an effective registration statement for such Warrant or Warrant Shares under the Act and any applicable Blue Sky Laws; or (ii) an opinion of counsel reasonably satisfactory to the Corporation that registration is not required under the Act or under any applicable Blue Sky Laws.

(b) Upon compliance with applicable federal and state securities laws as set forth in Section 3(a), above, this Warrant and all rights hereunder are transferable, in whole or in part, on the books of the Corporation maintained for such purpose at its Principal Office by the Holder in Person or by duly authorized attorney, upon surrender of this Warrant together with a completed and executed assignment form in the form attached hereto as Exhibit B, and payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon any partial transfer, the Corporation will issue and deliver to the assignee a new Warrant with respect to the shares of Common Stock for which it is exercisable that have been transferred, and will deliver to the Holder a new Warrant or Warrants with respect to the shares of Common Stock not so transferred. A Warrant may be transferred only by the procedure set forth herein. No transfer shall be effective until such transfer is recorded on the books of the Corporation, provided that such transfer is recorded promptly by the Corporation, and until such transfer on such books, the Corporation shall treat the registered Holder hereof as the owner of the Warrant for all purposes.

(c) This Warrant is exchangeable at the Principal Office for two or more new Warrants, each in the form of this Warrant, to purchase the same aggregate number of shares of Common Stock, each new Warrant to represent the right to purchase such number of shares as the Holder shall designate at the time of such exchange, but which shall not exceed the total number of shares for which this Warrant may be from time to time exercisable. Two or more Warrants may also be combined into a single Warrant by delivery of the Warrants to be combined to the Corporation at the Principal Office.

(d) Transfer of the Warrant Shares issued upon the exercise of this Warrant shall be restricted in the same manner and to the same extent as the Warrant, and the certificates representing such Warrant Shares shall bear substantially the following legend, until such Warrant Shares have been registered under the Act or may be removed as otherwise permitted under the Act:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) IN THE OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, REGISTRATION UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.”

(e) The Holder and the Corporation agree to execute such other documents and instruments as counsel to the Corporation reasonably deems necessary to effect the compliance of the issuance of this Warrant and any Warrant Shares issued upon exercise hereof with applicable federal and state securities laws, including compliance with applicable exemptions from the registration requirements of such laws.

4. Adjustment of Purchase Price.

(a) Adjustment for Stock Dividend. In case the Corporation shall pay or make a dividend or other distribution to all holders of its Common Stock payable in shares of Common Stock, the Purchase Price in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Purchase Price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, and the denominator shall be the sum of the numerator and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day next following the date fixed for such determination. For the purposes of this Section 4(a), the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(b) Adjustment for Splits. In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Purchase Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Purchase Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(c) Adjustment for Sales of Additional Stock below Purchase Price. In case the Corporation shall at any time after the Original Issue Date issue, grant or sell any Additional Stock (as defined below) for a consideration, exercise or conversion price per share less than the Purchase Price in effect immediately prior to the issuance or sale of such Additional Stock, or without consideration, then forthwith upon such issuance or sale, the Purchase Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Purchase Price in effect immediately prior thereto by a fraction, (i) the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding (treating any convertible securities, outstanding options and outstanding warrants on an as-exercised, as-converted basis) immediately prior to the issuance of such Additional Stock and (B) the number of shares of Common Stock which the aggregate consideration received for the issuance of such Additional Stock would purchase at the Purchase Price in effect immediately prior to the issuance of such Additional Stock, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding (treating any convertible securities, outstanding options and outstanding warrants as aforesaid) immediately after the issuance of such Additional Stock.

For the purposes of this Section 4(c), “Additional Stock” means shares of Common Stock or options, warrants or other rights to acquire or securities convertible into or exchangeable for shares of Common Stock, including shares held in the Corporation’s treasury, and shares of Common Stock issued upon the exercise of any options, rights or warrants to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock, other than:

(i) Common Stock issued or issuable upon conversion of the Series A Preferred Stock;

(ii) Common Stock issued or issuable upon the exercise of any Warrants;

(iii) Common Stock issued or issuable upon the exercise of purchase, conversion or exchange rights included in any options, warrants (inclusive of those issuable to the Placement Agent in connection with the Offering), rights or convertible or exchangeable securities that are outstanding as of the Original Issue Date;

(iv) Common Stock or options, warrants or other rights to acquire shares of Common Stock issued pursuant to an option, stock purchase or other equity-based plan of the Corporation or its subsidiaries (including the Performance Accelerated Restricted Stock Plan) that has been approved by the Corporation’s Board of Directors (including a majority of the Independent Directors) and, to the extent required pursuant to the Certificate of Designation for the Series A Preferred Stock, the holders of the Series A Preferred Stock voting as a separate class; and

(ii) Common Stock or any rights, options or warrants to subscribe for, purchase or otherwise acquire such shares issued to any consultant to the Corporation (as consideration for any non-investment banking and/or merger and acquisition-related services), provided that if at the time of issuance of any such shares, rights, options or warrants the sum of (x) the cumulative aggregate number of shares of Common Stock issued to all such consultants after the Original Issue Date and (y) the maximum number of number of shares of Common Stock issuable pursuant to options or warrants issued to such consultants after the Original Issue Date that are outstanding at such reference time exceeds 5% of the total number of shares of Common Stock outstanding on a fully-diluted basis as of such reference time, the number of shares then being issued or that are issuable upon the exercise of such rights, options or warrants that exceeds such 5% maximum shall be deemed to constitute Additional Stock.

For the purpose of any computation to be made in accordance with this Section 4(c), the following provisions shall apply:

(i) In case of the issuance or sale of shares of Additional Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Corporation for such shares (or, if shares of Additional Stock are offered by the Corporation for subscription, the subscription price, or, if such securities shall be sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price) before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith.

(ii) In the case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Corporation) of shares of Series A Preferred Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the fair market value of such consideration as determined in good faith by the Corporation’s Board of Directors.

(iii) The reclassification of securities of the Corporation other than shares of Series A Preferred Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in paragraph (ii) immediately preceding.

(iv) In the case of the issuance of options, rights, or warrants to purchase or subscribe for shares of Common Stock, securities convertible into or exchangeable for shares of Common Stock, or options, rights or warrants to purchase or subscribe for any such convertible or exchangeable securities, the following provisions shall apply:

(A) The effective price for the issuance, grant or sale of any options, rights or warrants shall be deemed to be the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance plus the consideration, if any, received by the Corporation in connection with sale or issuance of such options, rights or warrants; provided, however, that upon the termination of such options, rights or warrants, if any thereof shall not have been exercised, the Purchase Price then in effect shall forthwith be readjusted and thereafter be the Purchase Price that would have been in effect if such adjustment been made on the basis of the issuance only of the shares of Common Stock actually issued or issuable upon the exercise of those options, rights or warrants as to which the exercise of rights shall not have expired or terminated unexercised.

(B) The effective price for the issuance, grant or sale of any convertible or exchangeable securities shall be deemed to be the consideration received by the Corporation in connection with the sale of such securities plus the consideration, if any, receivable by the Corporation upon the conversion or exchange thereof; provided, however, that upon the termination of the right to convert or exchange such convertible or exchangeable securities (whether by reason of redemption or otherwise), the Purchase Price then in effect shall forthwith be readjusted and thereafter be the Purchase Price that would have been in effect if such adjustment been made on the basis of the issuance only of shares actually issued or issuable upon the conversion or exchange of those convertible or exchangeable securities as to which the conversion or exchange rights shall not have expired or terminated unexercised.

(C) If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in paragraph (A) above, or in the price per share at which the securities referred to in paragraph (B) above are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Corporation shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.

(D) No adjustment of the Purchase Price shall be made upon the actual issuance of such Common Stock upon exercise of options, rights or warrants or upon the actual issuance of such Common Stock upon conversion or exchange of any convertible or exchangeable securities in respect of which an adjustment has already been made under this Section 4(c)(iv).

(d) Adjustments for Noncash Dividends. If shares of the Corporation’s Capital Stock, evidences of the Corporation’s indebtedness or other assets or property of the Corporation is distributed to all or substantially all holders of Common Stock (other than dividends, distributions and rights, warrants, options or securities referred to in Section 4(a) or (c) above and dividends or distributions in cash referred to in Section 4(e) below), then the Purchase Price will be adjusted based on the following formula:

PP(1) = PP(o) x SP(o) - FMV
SP(o)

where,

PP(o) =	the Purchase Price in effect immediately prior to such distribution

PP(1) =	the Purchase Price in effect immediately after such distribution

SP(o) =	the average of the Closing Sale Prices of shares of Common Stock for the ten consecutive Trading Days prior to the Trading Day immediately preceding the ex-dividend date for such distribution

FMV =
 the fair market value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets or property distributed with respect to each outstanding shares of Common Stock on the ex-dividend date for such distribution

An adjustment made pursuant to this Section 4(d) shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the date fixed for the determination of stockholders entitled to receive such distribution.

(e) Adjustments for Cash Dividends. If any cash dividend or distribution is made to all or substantially all holders of shares of Common Stock, the Purchase Price will be adjusted based on the following formula:

PP(1) = PP(o) x SP(o) - C
SP(o)

where,

PP(o) =	the Purchase Price in effect immediately prior to the record date for such distribution

PP(1) =	the Purchase Price in effect immediately after the ex-dividend date for such distribution

SP(o) =	the average of the Closing Sale Prices of shares of Common Stock for the ten consecutive Trading Days prior to the Trading Day immediately preceding the ex-dividend date of such distribution

C =	the amount in cash per share the Corporation distributes to holders of shares of Common Stock

An adjustment made pursuant to this Section 4(e) shall become effective on the date immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution. If any dividend or distribution described in this subsection (d) is declared but not so paid or made, the Purchase Price shall again be adjusted to the Purchase Price that would then be in effect if such dividend or distribution had not been declared.

(f) Adjustments for Certain Share Repurchases. The Purchase Price will be decreased if the Corporation or any of its subsidiaries purchases shares of outstanding Common Stock pursuant to a tender offer or exchange offer or otherwise which involves an aggregate consideration for each share purchased that exceeds the Closing Sale Price of shares of Common Stock on the Trading Day immediately after the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer or the date on which any such other purchase is consummated, as applicable (the “Expiration Time”). The Purchase Price will be decreased based on the following formula:

PP(1) = PP(o) x ____SP(1) x OS(o)____
AC + (SP(1) x OS(1))

where,

PP(o) =	the Purchase Price in effect on the date such tender offer or exchange offer expires or such other purchase is consummated

PP(1) =	the Purchase Price in effect on the day immediately after the date such tender offer or exchange offer expires or such other purchase is consummated

AC =
 the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for all shares of Common Stock that the Corporation or one of its subsidiaries purchases in the tender offer or exchange offer or other purchase transaction

OS(o)=	the number of shares of Common Stock outstanding immediately prior to the date such tender offer or exchange offer expires or such other purchase is consummated

OS(1) =	the number of shares of Common Stock outstanding immediately after the date such tender offer or exchange offer expires or such other purchase is consummated

SP(1) =
 the average of the Closing Sale Prices of shares of Common Stock for the ten consecutive Trading Days commencing on the Trading Day immediately after the date such tender offer or exchange offer expires or such other purchase is consummated

If, however, the application of the foregoing formula would result in an increase in the Purchase Price, no adjustment to the Purchase Price will be made. Any adjustment made pursuant to this Section 4(f) shall become effective on the date immediately following the Expiration Time. If the Corporation is obligated to purchase shares pursuant to any such tender or exchange offer, but the Corporation is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Purchase Price shall again be adjusted to be the Purchase Price that would be in effect if such tender or exchange offer had not been made.

(g) Other Adjustments If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Purchase Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the Warrant Holder; provided that no such adjustment shall increase the Purchase Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this Section 4.

(h) No Adjustment for Dividends or Distributions in which Holders Participate.. Notwithstanding the foregoing provisions of this Section 4, no adjustment shall be made to the Purchase Price on account of any dividend or other distribution, if the holder of Warrants will otherwise participate in such dividend or other distributions without conversion solely as a holder of Warrants. If any Rights Plan (as defined in Section 22 below) adopted by the Corporation requires that each share of Common Stock issued upon the exercise of Warrants at any time prior to the distribution of separate certificates representing the Rights (as defined in Section 22 below) will be entitled to receive Rights as contemplated in Section 6 below, then, there shall not be any adjustment to Purchase Price pursuant to this Section 7 as a result of the issuance of Rights to the holders of Common Stock pursuant to such Rights Plan, but an adjustment to the Purchase Price shall be made pursuant to Section 4(d) upon the separation of such Rights from the shares of Common Stock, subject to readjustment in the event of the expiration, termination or redemption of such Rights.

(i) No Adjustment in Certain Other Circumstances. Except as stated in this Section 4, no adjustment to the Purchase Price will be made for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. In particular, the applicable Purchase Price will not be adjusted:

(i)  upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock pursuant to customary provisions in any such plan providing for such additional optional investments and without any solicitation by the Company; or

(ii)  for a change in the par value of the shares of Common Stock.

(j) Minimum Adjustments. No adjustment in the Purchase Price shall be required unless such adjustment would require a change of at least one percent (1%) in the Purchase Price then in effect; provided, however, that any adjustments that by reason of this Section 4(j) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and the Corporation shall make such carried forward adjustments, regardless of whether the aggregate adjustment is less than one percent (1%), within one year of the first such adjustment carried forward. All calculations under this Section 4 shall be made by the Corporation and shall be made to the nearest cent.

(k) Notice of Adjustments. Whenever the number of shares of Common Stock for which this Warrant is exercisable or the Purchase Price shall be adjusted pursuant to this Section 4, the Company shall forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated, specifying the number of shares of Common Stock for which this Warrant is exercisable and any related change in the Purchase Price, after giving effect to such adjustment or change. The Company shall keep at its Principal Office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective transferee of a Warrant designated by a Holder thereof. The Company shall promptly cause a signed copy of such certificate to be delivered to each Holder in accordance with Section 15 below. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) Treatment of Treasury Stock. For purposes of this Section 4, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 4.

(m) Adjustment of Number of Warrant Shares. Upon each adjustment in the Purchase Price pursuant to this Section 4, the number of Warrant Shares purchasable hereunder shall be adjusted, to the nearest one-ten thousandth (1/10,000) of a share of Common Stock, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment by a fraction, (i) the numerator of which shall be the Purchase Price immediately prior to such adjustment, and (ii) the denominator of which shall be the Purchase Price immediately thereafter.

5.Effect of Reclassification, Consolidation, Merger or Sale. (a) If the Corporation (i) reclassifies or changes its Common Stock (other than changes in par value or resulting from a subdivision or combination), (ii) consolidates or combines with or merges into or is a party to a binding share exchange with any Person or (iii) sells or conveys or otherwise disposes to another Person all or substantially all of the Corporation’s property and assets, and as a result of which the holders of shares of Common Stock receive (or the shares of Common Stock are converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock, then, following such reclassification, change, consolidation, combination, merger, share exchange, sale, conveyance or other disposition, each Warrant then outstanding will, without the consent of the Holder thereof, become exercisable for the purchase only of the kind and amount of shares of stock, other securities, other property or assets (including cash or any combination thereof) receivable, upon such reclassification, change, consolidation, combination, merger, share exchange, sale, conveyance or other disposition by a holder of the number of shares of Common Stock purchasable upon exercise of such Warrant immediately prior thereto, after giving effect to any adjustment event. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the type and amount of consideration that Holders of Warrants would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election. The Corporation will not become party to any such transaction unless its terms are consistent with the foregoing.

(b) The Corporation shall cause notice of the application of this Section 5 to be delivered to each Holder of the shares of Series A Preferred Stock in accordance with Section 15 below within 15 days after the occurrence of any of the events specified in Section 5(a) and shall issue a press release containing such information and publish such information on its web site. Failure to deliver such notice shall not affect the legality or validity of any conversion right pursuant to this Section 5.

(c) The above provisions of this Section 5 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

6. Rights Issued in Respect of Common Stock Issuable Upon Exercise. If at the time that any shares Common Stock are issued upon exercise of this Warrant the Corporation has a Rights Plan in effect, in addition to receiving the number of shares of Common Stock required to be issued to the Holder of this Warrant pursuant to Section 1 above. such holder shall be entitled to receive the number of Rights issuable in respect of such shares of Common Stock under the Rights Plan, if any, and the certificates representing the shares of Common Stock issued pursuant to Section 1 shall bear such legends, if any, as may be provided by the terms of the Rights Plan.

7. Notices of Certain Corporate Events. In case:

A. the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of the Warrant) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

B. of any voluntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will mail or cause to be mailed to each holder of a Warrant at the time outstanding a notice specifying, as the case may be, (a) the date on which a record is to be or has been taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (b) the date on which such dissolution, liquidation or winding-up is expected to take place (the “Payment Date”), and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such dissolution, liquidation or winding-up. Such notice shall be mailed at least ten (10) days prior to the Payment Date therein specified.

8. Loss or Mutilation. Upon receipt by the Corporation of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of indemnity and bond satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Corporation will execute and deliver in lieu thereof a new Warrant of like tenor.

9. No Impairment. The Company shall not by any action, including, without limitation, amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, free and clear of all liens, and shall use its best efforts to comply with all applicable foreign or United States federal and state laws and regulations and to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction over it as may be necessary to enable the Company to perform its obligations under this Warrant.

10. Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant. All of the Warrant Shares will, upon issuance and receipt of the Purchase Price therefor, be fully paid and nonassessable, and free from all contractual preemptive rights, rights of first refusal or first offer with respect to the issuance thereof. If at any time, notwithstanding the Company’s compliance with its obligations under Section 9 above, the number of authorized but unissued shares of Common Stock shall not be sufficient for such purposes, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose and the obligation to issue such shares shall be suspended until such action has been taken.

11. Registration Rights. The Holder of this Warrant is entitled to have the Warrant Shares registered for resale under the Act, pursuant to and in accordance with the Registration Rights Agreement among the Corporation, the Holder and the other investors who were issued Warrants in the Offering.

12. No Rights as Stockholder Conferred by Warrants. The Warrant shall not entitle the Holder hereof to any of the rights, either at law or in equity, of a stockholder of the Corporation. The Holder shall, upon the exercise hereof, not be entitled to any dividend that may have accrued or which may previously have been paid with respect to shares of stock issuable upon the exercise of the Warrant.

13. Endorsement of Warrants. The Warrant when presented or surrendered for exchange, transfer or registration shall be accompanied (if so required by the Corporation) by an assignment in the form attached hereto as Exhibit B or such other written instrument of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or by his duly authorized attorney

14. Agreement of Warrant Holders. The Holder, and to the extent that portions of this Warrant are assigned and there is more than one Holder of Warrants exercisable for the Warrant Shares, every holder of a Warrant, by accepting the same, consents and agrees with the Corporation and with all other Warrant holders that: (a) the Warrants are transferable only as permitted by Section 3 above; (b) the Warrants are transferable only on the registry books of the Corporation as herein provided; and (c) the Corporation may deem and treat the Person in whose name the Warrant certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby for all purposes whatsoever, and the Corporation shall not be affected by any notice to the contrary.

15. Payment of Taxes. The Corporation will pay all stamp, transfer and other similar taxes payable in connection with the original issuance of this Warrant and the Warrant Shares issued upon the exercise hereof, provided, however, that the Corporation shall not be required to (i) pay any such tax which may be payable in respect of any transfer involving the transfer and delivery of this Warrant or the issuance or delivery of certificates for shares of Common Stock issuable upon exercise thereof in a name other than that of the registered Holder of this Warrant; (ii) issue or deliver any certificate for Warrant Shares until any such tax required to be paid under clause (i) shall have been paid, all such tax being payable by the Holder of this Warrant at the time of surrender; or (iii) pay any such tax based on the income of the Holder.

16. Entire Agreement. This Warrant constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein.

17. Successors and Assigns. All covenants and provisions of this Warrant by or for the benefit of the Corporation or the Holder of this Warrant shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

18. Notices. All notices and other communications from the Corporation to the Holder of this Warrant shall be deemed delivered two Business Days after mailing if mailed by first class, registered or certified mail, postage prepaid, to the address furnished to the Corporation in writing by the Holder or on the date of delivery if delivered by hand. All notices and other communications from the Holder of this Warrant to the Corporation shall be shall be deemed delivered two Business Days if mailed by first class, registered or certified mail, postage prepaid, to the Corporation at its Principal Office or on the date of delivery if delivered by hand.

19. Change; Modifications; Waiver. No terms of this Warrant may be amended, waived or modified except by the express written consent of the Corporation and the holders of a majority in interest of the Warrants; provided that any amendment or waiver that by its terms would adversely affect the Holder in a manner different from the holders of the Warrants generally shall require the express written consent of the Holder.

20. Headings. The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

21. Governing Law, Etc. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Warrant, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable and documented legal fees and expenses.

22. Additional Definitions. For purposes of this Warrant, the following terms not otherwise defined herein shall have the meanings indicated:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Blue Sky Laws” means any state securities or “blue sky” laws.

“Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Closing Sale Price” of the Common Stock or other capital stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which Common Stock or such other capital stock or similar equity interests are traded or, if the Common Stock or such other Capital Stock or similar equity interests are not listed on a United States national or regional securities exchange, as reported by The Nasdaq Global Market or by the National Quotation Bureau Incorporated. In the absence of such quotations, the Board of Directors of the Corporation shall be entitled to determine the Closing Sale Price on the basis it considers appropriate, which determination shall be conclusive. The Closing Sale Price shall be determined without reference to any extended or after hours trading.

“Common Stock” means any shares of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. However, shares of Common Stock issuable on exercise of this Warrant shall include only shares of the class designated as Common Stock of the Corporation as of the Original Issue Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Placement Agent” means Northeast Securities, Inc.

“Rights” means any Common Stock purchase rights, preferred stock purchase rights or other rights issued pursuant to a Rights Plan.

“Rights Plan” means any stockholder rights plan or agreement adopted by the Corporation, as the same may be amended from time to time.

“Trading Day” means a day during which trading in securities generally occurs on The Nasdaq Global Market or, if the applicable security is not listed on The Nasdaq Global Market, on the principal other national or regional securities exchange on which the applicable security is then listed or, if the applicable security is not listed on a national or regional securities exchange, on The Nasdaq Global Market or, if the applicable security is not quoted on The Nasdaq Global Market, on the principal other market on which the applicable security is then traded (provided that no day on which trading of the applicable security is suspended on The Nasdaq Global Market or such exchange or other trading market will count as a Trading Day).

WARRANT SIGNATURE PAGE

Dated: January 30, 2007

AMERICAN TELECOM SERVICES, INC.

By:	/s/
Name: Lawrence Burstein
Title: Chairman

Warrant #PP-_________
Issued to __________________
For _________ Shares

EXHIBIT A

SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

The undersigned registered owner of this Warrant irrevocably exercises this Warrant and purchases _______ shares of the Common Stock of American Telecom Services, Inc., purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant, either by (i) payment by cash or check, and/or (ii) a cashless exercise.

Dated:

(Signature of Registered Owner) (Street Address) (City / State / Zip Code)

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	Number of Shares

and does hereby irrevocably constitute and appoint __________________________ Attorney to make such transfer on the books of American Telecom Services, Inc., maintained for the purpose, with full power of substitution in the premises.

Dated:

(Signature) (Witness)

The undersigned Assignee of the Warrant hereby makes to American Telecom Services, Inc., as of the date hereof, with respect to the Assignee, all of the representations and warranties made by the Holder, and the undersigned Assignee agrees to be bound by all the terms and conditions of the Warrant and the American Telecom Services, Inc. Registration Rights Agreement, . by and between American Telecom Services, Inc. and the Holder.
Dated:

(Signature)